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Exhibit 99.1

Hanmi Financial Corp. Announces WorldCom, Inc. Bond Exposure

Hanmi Financial Corporation (Nasdaq: HAFC), parent of Hanmi Bank, announced today that it holds $5 million of WorldCom, Inc. bond due on January 15, 2003 in its $203 million of investment portfolio.

The Company is evaluating the magnitude of the "other than temporary" decline in fair market value of the WorldCom bond. The amount of the decline will be reflected as a realized loss and charged to income.

The Company expects that this event will not affect on the Company's future operating performance.

Hanmi Financial Corporation is a publicly owned company with $1.2 billion in assets, whose stock is traded on the Nasdaq National Market, under the symbol "HAFC". The Company's wholly-owned subsidiary, Hanmi Bank, is the largest financial institution in the nation on the Korean-American community. Hanmi Bank provides services to the multi-ethnic communities of Southern California with twelve full service offices in Los Angeles, Orange and San Diego counties. It specializes in commercial, SBA, trade finance, and consumer lending.

Except for the historical information in this news release, the matters described herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause results to differ materially. Such risks and uncertainties include those related to economic trends, credit risk management, loan portfolio performance, interest rate changes, and other risks and uncertainties discussed from time to time in Hanmi Financial Corporation's securities filings.

CONTACT:    Hanmi Financial Corporation
Yong Ku Choe, CFO, 213/368-3200

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Exhibit 99.1